EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-111566 of Kforce Inc. on Form S-4 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill in 2002), appearing in the Annual Report on Form 10-K of Kforce Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Proxy statement/prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

April 9, 2004